                                   BOARD PAPER

                        SPECIAL BONUS PROGRAM - SYNERGIES

GOVERNANCE AND HUMAN RESOURCES COMMITTEE MEETING
APRIL 23, 2001

BACKGROUND

Should Project Deliver proceed, the focus of the Investment Community will quickly shift to the promised synergies between the two companies. Capturing these synergies will require the Executive and Key Operating Personnel of the new company to work as a team to quickly and efficiently implement new operating strategies. In addition to the usual operating challenges, managing relationships with key stakeholders such as governments, communities, customers, trade unions, special interest groups and our employees will be vital to the success of the new Company. To achieve the transaction/reorganization-related synergy goals, it is recommended that a Special Synergy Incentive Plan be implemented.

MARKET PRACTICE

Our Executive Compensation Consultants - Towers Perrin, have found evidence that companies do adopt compensation programs specifically designed to support the" achievement of synergy goals. Since merger and acquisition transactions are all unique, synergy compensation plans vary. Three plans have been implemented in our industry recently - Abitibi-Consolidated Inc, Nexfor Inc., and Smurfit Stone Container. All have the following elements in common:

DESIGN ELEMENT                 RECOMMENDATION

Eligibility:                   Careful selection of employees who have a
                               material impact on synergy results.

Pay for Performance:           Minimal payments for achieving normal synergies.

                               Rapidly increasing payments for achieving extraordinary/stretch synergies.

                               Consider a total process time multiplier that provides higher payments if synergies are achieved in less time than anticipated.

Time Frame:                    Generally capped at two years.


--------------------------------------------------------------------------------
                                                                     NORSKE SKOG

For example, when Abitibi acquired Stone Consolidated, a Synergy Achievement Compensation Plan was implemented to reward employees who played a strategic implementation role in achieving annualized synergies as part of the amalgamation of the two companies. Approximately 300 employees were eligible to earn significant bonuses if the Company achieved annualized synergies in excess of $100 million, in increasing amounts until the stretch target of $200 million was achieved. Synergy compensation payments were made on the basis of total synergies achieved by the Company during the period June 1997 to August 1999. By April 1999, the Company had achieved its stretch target of $200 million in annualized savings. Total payments made under the plan were $33.3 million.

RECOMMENDATION

It is recommended that the Board approve a Special Synergy Incentive Plan which will be in addition to the Base Salaries, Short Term Incentive Plan and Long Term Incentive Plan that currently comprise Executive Compensation. Approximately twenty executive and key management employees would participate in the plan based on their ability to contribute to capturing the synergies. Key aspects of the plan would be as follows:

         Target Payment:                 60% of Base Salary as of payment date

         Target Synergy:                 $60 million per annum

         Starting Date:                  Date of deal closure

         Payment:                        50% Cash
                                         50% Options

In addition to the base amount shown above, the plan would pay an additional 15% of target for every additional $10 million per annum in synergies achieved, to a maximum of twice Base Salary. The earliest a payout would be made is one year after the inception of the plan. The calculation of synergies would be based on cost savings to the Company as demonstrated in monthly run rates prior to the payout.

The incentive plan is based on the payment of a base amount which is larger or smaller depending on how quickly the "base" $60 million in synergies is achieved. The size of the base payment is fixed based on when $60 million is achieved. If it takes more than 18 months, the base is zero. If it takes 18 months the base is 60% of target; if it takes 12 months, then the base is 100% of target (or 60% of salary). Synergies in excess of $60 will trigger additional payments of 15% of target per $10 million per annum additional synergy value achieved by the end of 24 months. Hitting the target $60 million by 12 months would also trigger the 100% payment at 12

--------------------------------------------------------------------------------
                                                                     NORSKE SKOG
months, rewarding the speedy achievement of the company's goals with a quicker payment of the base incentive. The plan would be capped at 200% of target. A table showing the potential payouts is attached.

100% of the cash portion of the incentive payment would be eligible for application to the stock purchase plan and would be pensionable earnings.


April 16, 2001
















--------------------------------------------------------------------------------
                                                                     NORSKE SKOG

                         SPECIAL SYNERGY INCENTIVE PLAN

                              PROPOSED PAYOUT TABLE

                       ------------------- ---------------    ----------------- ------------       ----------------- -------------
                       12 MONTHS           PAYOUT             18 MONTHS         PAYOUT             24 MONTHS         PAYOUT
                       ------------------- ---------------    ----------------- ------------       ----------------- -------------
$60m                   1.00                $1.97m             0.60              $1.18m             0.00
----------------------------------------------------------------------------------------------------------------------------------
$70m                   1.15                $2.27m             0.75              $1.48m             1.15              $.30m
----------------------------------------------------------------------------------------------------------------------------------
$80m                   1.30                $2.56m             0.90              $1.78m             0.30              $.59m
----------------------------------------------------------------------------------------------------------------------------------
$90m                   1.45                $2.86m             1.05              $2.07m             0.45              $.89m
----------------------------------------------------------------------------------------------------------------------------------
$100m                  1.60                $3.15m             1.20              $2.36m             0.60              $1.18m
----------------------------------------------------------------------------------------------------------------------------------
$110m                  1.75                $3.45m             1.35              $2.66m             0.75              $1.48m
----------------------------------------------------------------------------------------------------------------------------------
$120m                  1.90                $3.75m             1.5               $2.96m             0.90              $1.78m
----------------------------------------------------------------------------------------------------------------------------------